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OMB APPROVAL

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. *)


*
National Media Corporation

*

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Common Stock

*
636919102

*
Elizabeth D. Giorgis
	Gruber and McBaine Capital Management
  50 Osgood Place, Penthouse
San Francisco, CA 94133
(415) 981-2101
---------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

*
October 23, 1998

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

 The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1746 (12-91)

SCHEDULE 13D

CUSIP No. 636919102	Page 2 of 12 Pages

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1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

GRUBER & McBAINE CAPITAL MANAGEMENT, L.L.C.
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
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3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	671,220
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
671,220
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
671,220
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.44
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
OO
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 636919102	Page 3 of 12 Pages

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1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

JON D. GRUBER
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2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
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3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF, PF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	48,900
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	2,312,300
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	48,900
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
2,312,300
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,361,200
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.57
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 636919102	Page 4 of 12 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

J. PATTERSON McBAINE
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF, PF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	44,000
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	2,312,300
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	44,000
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
2,312,300
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,356,300
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.55
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 636919102	Page 5 of 12 Pages

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1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

LAGUNITAS PARTNERS, A California Limited Partnership
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

WC
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	1,626,580
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
1,626,580
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,626,580
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.90
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
PN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 636919102	Page 6 of 12 Pages

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1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

GMJ INVESTMENTS, A California Limited Partnership
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

WC
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	14,500
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
14,500
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,500
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.05
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
PN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 636919102	Page 7 of 12 Pages

ITEM 1.	SECURITY AND ISSUER.

This statement relates to shares of Common Stock (the "Stock") of National Media Corporation ("NM"). The principal executive office of NM is located at Eleven Penn Center, Suite 1100, 1835 Market Street, Philadelphia, PA 19103.


ITEM 2.	IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

(a)	Gruber and McBaine Capital Management, L.L.C. (LLC); Jon D. Gruber
(Gruber); J. Patterson McBaine (McBaine); Lagunitas Partners, L.P., a California limited partnership (Lag); GMJ Investments, L.P., a California limited partnership (GMJ).

(b)	The business address of LLC, Gruber, McBaine, Lag and GMJ is 50 Osgood
Place, Penthouse, San Francisco, CA 94133.

(c)	LLC is an investment adviser.  Gruber and McBaine are the Managers of
LLC. Lag and GMJ are investment limited partnerships. LLC is the general partner of Lag and GMJ.

(d)	During the last five years, none of such persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)	During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)	All such persons are citizens of the United States of America.

SCHEDULE 13D

CUSIP No. 636919102	Page 8 of 12 Pages

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:


Purchaser	Source of Funds	Amount

LLC	Capital Under Management	1,530,091
Gruber	Personal Funds	222,166
McBaine	Personal Funds	181,943
Lag	Working Capital	2,088,365
GMJ	Working Capital	87,725

ITEM 4.	PURPOSE OF TRANSACTION.

The sole purpose of the purchase of the Stock reported herein was and is for investment.

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:

Aggregate
Beneficially
Owned	Voting Power	Dispositive Power
Name Number	Percent	Sole	Shared	Sole	Shared

Gruber	2,361,200	8.57	48,900	2,312,300	48,900	2,312,300
McBaine	2,356,300	8.55	44,000	2,312,300	44,000	2,312,300
Lag		1,626,580	5.90	0		1,626,580	0		1,626,580
GMJ		14,500	0.05	0		14,500	0		14,500
LLC		671,220	2.44	0		671,220	0		671,220

SCHEDULE 13D

CUSIP No. 636919102	Page 9 of 12 Pages


Note: Series E shares and fifty percent of the Series D shares are subject to a lockup for one year. Therefore, voting and dispositive power will not be fully effective for one year from October 23, 1998.

The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions in the Stock by the persons filing this statement since June 1, 1998:

Purchase	Number	Price	Broker
Name	 or Sale	Date	of Shares	Per Share	Used

Lag		P	8/13/98		12000		4.96		MONT
LLC		P	8/13/98		13300		4.96		MONT
McBaine	P	8/13/98		13000		4.96		MONT
Gruber	P	8/13/98		 1700		4.96		MONT
Lag		P	8/19/98		 6000		5.43		MONT
LLC		P	8/19/98		 8500		5.43		MONT
McBaine	P	8/19/98		 2000		5.43		MONT
Gruber	P	8/19/98		 3500		5.43		MONT
GMJ		P	8/21/98		 4500		6.05		MONT
LLC		P	8/21/98		68500		6.05		MONT
McBaine	P	8/21/98		 3000		6.05		MONT
Gruber	P	8/21/98		16000		6.05		MONT
LLC		P	8/24/98		30000		6.05		MONT
GMJ		P	8/24/98		10000		6.05		MONT
LLC		P	8/25/98		26000		5.07		MONT
Gruber	P	8/25/98		 4000		5.07		MONT
LLC		P	8/26/98		 2700		4.05		MONT
Lag		P	9/16/98		 8000		3.91		MONT
LLC		P	9/16/98		 4000		3.91		MONT
Gruber	P	9/16/98		 2000		3.91		MONT
McBaine	P	9/16/98		 6000		3.91		MONT
Lag		P	9/18/98		 8000		3.41		MONT
LLC		P	9/18/98		 6000		3.41		MONT
McBaine	P	9/18/98		 5000		3.41		MONT
Lag		P	10/7/98		 1000		2.78		MONT

SCHEDULE 13D

CUSIP No. 636919102	Page 10 of 12 Pages


Lag		P	10/9/98		 2000		3.14		MONT
LLC		P	10/9/98		 4000		3.14		MONT
McBaine	P	10/9/98		 5000		3.14		MONT
Gruber	P	10/9/98		 1700		3.14		MONT
Lag		P	10/14/98		 8900		3.23		MONT
Gruber	P	10/14/98		20000		3.23		MONT
McBaine	P	10/14/98		10000		3.23		MONT
Lag		P	10/23/98		1513495		1.26		PvtPlcmnt
LLC		P	10/23/98		478004		1.26		PvtPlcmnt
Lagxxx	P	10/23/98		67185		0		PvtPlcmnt
LLCxxx	P	10/23/98		21216		0		PvtPlcmnt

xxx shares to be acquired thru Series C and D warrants

[Key to brokers used:]

MONT		Nationsbanc Montgomery Securities
PvtPlcmnt	Private Placement


ITEM. 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH
RESPECT TO SECURITIES OF THE ISSUER.

LLC is the general partner of Lag and GMJ, pursuant to limited partnership agreements. These agreements provide to the general partner the authority, among other things, to invest the funds of GMJ and Lag in the Stock, to vote and dispose of those securities and to file this statement on behalf of GMJ and Lag. Also pursuant to those limited partnership agreements, LLC is entitled to fees based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to investment management agreements, LLC is authorized, among other things, to invest funds of its various investment advisory clients, and to vote and dispose of those securities. Such investment management agreements may be terminated by either party on thirty days' notice, and provide for fees payable to LLC based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to authority granted to LLC orally and under a Power of Attorney, LLC is authorized, among other things, to invest funds of various relatives and affiliates of Gruber and McBaine. Such authority may be terminated at any time on notice and there are no fees payable to LLC for those services.

SCHEDULE 13D

CUSIP No. 636919102	Page 11 of 12 Pages


ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

A.	Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G
(previously filed).

SIGNATURES

After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	November 3, 1998

Jon D. Gruber

J. Patterson McBaine

Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine,
Manager

GMJ Investments, L.P., by Gruber and McBaine Capital Management, L.L.C., by
J. Patterson McBaine, Manager

Lagunitas Partners, L.P., by Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine, Manager

SCHEDULE 13D

CUSIP No. 636919102	Page 12 of 12 Pages


EXHIBIT A

AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of NM. For that purpose, the undersigned hereby constitute and appoint Gruber & McBaine Capital Management, L.L.C., as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:  November 3, 1998.

Jon D. Gruber

J. Patterson McBaine

Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine,
Manager

GMJ Investments, L.P., by Gruber and McBaine Capital Management, L.L.C., by
J. Patterson McBaine, Manager

Lagunitas Partners, L.P., by Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine, Manager